Exhibit 99.1

IRADIMED CORPORATION Provides Regulatory Update and Schedules First Quarter Conference Call

•                  Provides regulatory update on the status of its MRI compatible IV infusion pump

•                  Schedules first quarter 2016 financial results conference call

Winter Springs, Florida, April 1, 2016 — IRADIMED CORPORATION (NASDAQ:IRMD)

CURRENT NEWS

With regard to IRADIMED CORPORATION’s November 2014 510(k) application for the MRidium 3860+ MRI compatible IV infusion pump, we have been notified by the FDA in a letter dated March 23, 2016 received via email that our 510(k) application was denied with a finding of non-substantial equivalence.  This finding was due to a lack of human factors data demonstrating that its Dose Errors Reduction System (DERS) was adequately validated and that we may resubmit a new 510(k) application with data showing our infusion pump to be substantially equivalent to similar devices in the market.  Specifically, the agency stated that two of fifty-six test subjects in the Company’s human factors tests unintentionally bypassed the DERS feature, thus avoiding the DERS hard dose limits that healthcare institutions can program into the Company’s MRI compatible MRidium 3860+ infusion pumps.

BACKGROUND

In September 2014 we were required by the FDA to stop selling our MRI compatible infusion pump systems and submit a new 510(k) application.  In response we halted domestic shipments of our infusion pumps and the DERS feature.  In November 2014 we filed the requested 510(k) and in December 2014, with the FDA’s consent, we resumed shipping the infusion pump product without the DERS feature.  In January 2015, again with the FDA’s consent, we resumed shipping the DERS feature.  While the recent letter denying this 510(k) application did not withdraw the FDA’s consent to our continued marketing of the infusion pump with the DERS system, we cannot guarantee that the FDA will not change its position on allowing the continued marketing of our MRI compatible infusion pump systems.

ACTION PLAN

The Company intends to appeal this determination to a higher level within the agency.  The Company anticipates submitting its appeal to the FDA by April 23, 2016.

“We are disappointed with FDA’s determination and, although we have the opportunity to resubmit another 510(k), we intend first to appeal it to a higher level within the agency. We look forward to the FDA’s continued consent of uninterrupted sales of the MRidium 3860+, which fulfills an important public health need in support of patients who require MRIs while receiving continuous infusion, during the appeal process or during any future filings.  As the only MRI compatible IV infusion pump, FDA in the past agreed with us that this public health need justified the availability of our pump,” said Roger Susi, President and Chief Executive Officer.

FIRST QUARTER CONFERENCE CALL

The Company announced that it will release its first quarter 2016 financial results before the market opens on Friday, April 29th.  IRADIMED management will host a conference call the same day beginning at 11:00 a.m. Eastern Time to discuss those results and to answer questions.

Individuals interested in listening to the conference call may do so by dialing 1-844-413-1781 for domestic callers, or 1-716-247-5767 for international callers, and entering reservation code 84649088.

The conference call will also be available real-time via the Internet at www.iradimed.com/en-us/investors/index.php and selecting Events & Presentations.  A recording of the call will be available on the Company’s website for 90 days following completion of the call.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

MRidium is a trademark of IRADIMED CORPORATION.

For more information please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive clearance of its 510(k) submission, additional actions by or requests from the FDA (including a request to cease domestic distribution of products) and unanticipated costs or delays associated with resolution of these matters; our reliance on a single product; unexpected costs, expenses and diversion of management attention resulting from the FDA warning letter; potential disruptions in our limited supply chain for our products; a reduction in international distribution as we focus on fulfilling orders from our U.S. backlog; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com